FILED PURSUANT TO RULE 433 File No. 333-270327

CITIGROUP INC.

€1,250,000,000

2.928% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2030

Terms and Conditions

Issuer:	Citigroup Inc.
Ratings*:	A3 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)
Ranking:	Senior
Offering Format:	SEC-registered
Trade Date:	October 15, 2025
Settlement Date:	October 22, 2025 (T+5 days)
Maturity:	October 22, 2030
Par Amount:	€1,250,000,000
Reference Bund Benchmark:	OBL 2.500% due October 11, 2029
4-year EUR Mid-Swap Rate:	2.198%
Re-offer Spread vs Mid-Swaps:	Mid-Swaps + 73 bps
Re-offer Spread vs Bunds:	2.082 + 84.6 bps (Bund Price: 101.583)
Re-offer Yield:	2.928%
Fixed Rate Coupon & Payment Dates:	2.928%, payable annually in arrears on each October 22, beginning on October 22, 2026, from, and including, the Settlement Date to, but excluding, October 22, 2029 (the “fixed rate period”).
Floating Rate Coupon & Payment Dates:	From, and including, October 22, 2029 (the “floating rate period”), an annual floating rate equal to EURIBOR plus 0.784%, payable quarterly in arrears, each of January 22, April 22, July 22 and October 22, beginning on January 22, 2030 and ending at Maturity or any earlier redemption date.
Floating Rate Interest Determination Date:	The second TARGET business day prior to each interest payment date during the floating rate period.
Public Offering Price:	100.000%
Day Count:	Actual/Actual (ICMA) during the fixed rate period, Actual/360 during the floating rate period

Business Days/Convention:	TARGET, London, New York; Following, during the fixed rate period; Modified following, during the floating rate period

Redemption at Issuer Option:

We may redeem the notes, at our option, in whole at any time or in part from time to time, on or after April 22, 2026 (or if additional notes are issued after October 22, 2025, beginning six months after the issue date of such additional notes) and prior to October 22, 2029 at a redemption price equal to the sum of (i) 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption; and (ii) the Make-Whole Amount (as defined in the Issuer’s preliminary prospectus supplement dated October 15, 2025 (the “Prospectus Supplement”)), if any, with respect to such notes. The Reinvestment Rate (as defined in the Prospectus Supplement) will equal the mid-market annual yield on the Reference Security, calculated to October 22, 2029, plus the Redemption Margin. The Reference Security is the Bund yield and the Redemption Margin is 0.150%.

We may redeem the notes, at our option, (i) in whole, but not in part, on October 22, 2029, or (ii) in whole at any time or in part from time to time, on or after September 22, 2030 at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Redemption for Tax Purposes:	We may redeem the notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.
Sinking Fund:	Not applicable
Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange.
Settlement:	Euroclear / Clearstream

Minimum Denominations/Multiples:	€100,000 / multiples of €1,000 in excess thereof
Governing Law:	State of New York
Principal Paying Agent:	Citibank, N.A., London Branch
Documentation:	The notes will be issued under the issuer’s Registration Statement on Form S-3 No. 333-270327 filed with the U.S. Securities and Exchange Commission

CITIGROUP INC.

€1,250,000,000

2.928% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2030

Prohibition of Sales to EEA and UK Retail Investors:	Applicable
MiFID II professionals/ECPs-only / No EEA PRIIPs KID:

Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in EEA.

UK MiFIR professionals/ECPs-only / No UK PRIIPs KID:

Manufacturer target market (MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in UK.

ISIN:	XS3214409750
Common Code:	321440975
Sole Book Manager:	Citigroup Global Markets Limited
Joint Lead Managers:

Banco Bilbao Vizcaya Argentaria, S.A.

Bank of Montreal, London Branch

Barclays Bank PLC

Commerzbank Aktiengesellschaft

Deutsche Bank AG, London Branch

DZ Financial Markets LLC

Emirates NBD Bank PJSC

HSBC Bank plc

Intesa Sanpaolo IMI Securities Corp.

MUFG Securities EMEA plc

NATIXIS

Nomura Securities International, Inc.

PNC Capital Markets LLC

RB International Markets (USA) LLC

RBC Europe Limited

SMBC Bank International plc

Société Générale

The Bank of Nova Scotia, London Branch

The Toronto-Dominion Bank

Co-Managers:

ANZ Securities, Inc.

BNP PARIBAS

Canadian Imperial Bank of Commerce, London Branch

China CITIC Bank International Limited

Commonwealth Bank of Australia

Desjardins Securities Inc.

National Australia Bank Limited (ABN 12 004 044 937)

National Bank Financial Inc.

UBS AG London Branch

United Overseas Bank Limited

Westpac Banking Corporation

*Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-270327. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.